UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

Morton’s Restaurant Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-12692	13-3490149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 North LaSalle Street, Suite 500

Chicago, Illinois 60654

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 923-0030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2011, Morton’s Restaurant Group, Inc. (the “Company”) entered into employment agreements, effective January 25, 2011, with Christopher J. Artinian, its Chief Executive Officer and President (the “Artinian Employment Agreement”), and with Ronald M. DiNella, its Senior Vice President, Chief Financial Officer and Treasurer (the “DiNella Employment Agreement” and together with the Artinian Employment Agreement, the “Employment Agreements”). The summary descriptions of the Employment Agreements that follows are qualified in their entirety by reference to the Employment Agreements attached hereto as Exhibits 10.1 and 10.2.

Each of the Employment Agreements is for a term of two years commencing on January 25, 2011 and ending at midnight on December 31, 2012; provided, that each of the Employment Agreements automatically renews for successive one-year periods beginning on January 1, 2013, unless notice of intent not to renew is provided by the Company or the executive. During the term, Mr. Artinian will receive an annual base salary of not less than $370,000, and will have an annual target bonus of 65% of his base salary. During the term, Mr. DiNella will receive an annual base salary of not less than $300,000, and will have an annual target bonus of 60% of his base salary. During the term, Mr. Artinian and Mr. DiNella are each eligible to participate in all employee benefit plans which may be generally available to other senior executives and each executive shall receive an automobile allowance for business purposes.

If either of Mr. Artinian or Mr. DiNella (i) is terminated by the Company for Cause (as defined in their respective Employment Agreements), (ii) terminates his employment without Good Reason (as defined in their respective Employment Agreements), (iii) is terminated due to his respective death or Disability (as defined in their respective Employment Agreements), or either’s employment terminates due to nonrenewal of the respective Employment Agreement, the terminated employee shall be entitled to any accrued but unpaid base salary and expenses (“Accrued Benefits”). If either of Mr. Artinian or Mr. DiNella (i) is terminated by the Company without Cause or (ii) terminates his employment for Good Reason, the terminated employee shall each be entitled to any Accrued Benefits and subject to executing a release in favor of the Company, the terminated employee shall also be entitled to (i) continued payment of his base salary for 24 months, payable over a 24 month period in equal installments, (ii) the amount of his previous year’s bonus multiplied by 2, payable over 24 months in equal installments, (iii) a monthly payment equal to the cost of continuation of group health coverage for 18 months and (iv) outplacement services for 2 years, not to exceed $25,000 in the aggregate.

Pursuant to the Employment Agreements, Mr. Artinian and Mr. DiNella are each subject to confidentiality, cooperation and non-disparagement provisions as well as a non-solicitation or hire and non-competition provision during their employment and for a period of 24 months thereafter (the non-competition only applies following a termination of employment if the termination occurs prior to a change in control of the Company). The Employment Agreements provide that in the event that any payments or benefits provided to Mr. Artinian or Mr. DiNella constitute “parachute payments” under Section 280G of the Internal Revenue Code, such payments will be reduced to an amount that may be provided to each executive without resulting in any portion of such parachute payments being subject to an excise tax.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement effective as of January 25, 2011, between Morton’s Restaurant Group, Inc. and Christopher J. Artinian.

10.2	Employment Agreement effective as of January 25, 2011, between Morton’s Restaurant Group, Inc. and Ronald M. DiNella.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morton’s Restaurant Group, Inc.

Date: January 31, 2011	/s/ RONALD M. DINELLA
Ronald M. DiNella
Senior Vice President, Chief Financial Officer And Treasurer